EXHIBIT 11 (a)

[American Family Letterhead]

April 18, 2011

Board of Directors

American Family Life Insurance Company

6000 American Parkway

Madison, Wisconsin 53783-0001

To The Board of Directors:

In my capacity as Chief Legal Officer of American Family Life Insurance Company (the “Company”), I have supervised the preparation of Post-Effective Amendment No. 14 to the Registration Statement on Form N-6 (the “Registration Statement”) (File Nos. 333-44956; 811-10097) filed by the Company and American Family Variable Account I (the “Account”) with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of the Policies to be issued with respect to the account.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.     The Company has been duly organized under the laws of the State of Wisconsin and is a validly existing corporation.

2.     The Policies, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

3.     The Account is duly created and validly existing as a separate account pursuant to the aforesaid provisions of Wisconsin law.

4.     The assets held in the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any business the Company may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David C. Holman
David C. Holman
Corporate Legal Officer; Secretary